EXHIBIT 2

                    Coopers & Lybrand, L.L.P.
COOPERS
& LYBRAND

                    a professional services firm






                          HAYES COMPUTER SYSTEMS, INC.

                    REPORT ON AUDIT OF FINANCIAL STATEMENTS

                   FOR THE TEN MONTHS ENDED JANUARY 31, 1997

TABLE OF CONTENTS



                                                          PAGES
                                                          -----

Report of Independent Accountants                           1

Financial Statements:

        Balance Sheet                                       2

        Statement of Operations                             3

        Statement of Stockholder's Equity                   4

        Statement of Cash Flows                             5

        Notes to Financial Statements                     6-10

REPORT OF INDEPENDENT ACCOUNTANTS



To the Stockholder of
Hayes Computer Systems, Inc.



We have audited the accompanying balance sheet of Hayes Computer Systems, Inc. as of January 31, 1997, and the related statements of operations, stockholder's equity and cash flows for the ten month period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hayes Computer Systems, Inc. as of January 31, 1997, and the results of its operations and its cash flows for the ten month period then ended in conformity with generally accepted accounting principles.


/s/ COOPERS & LYBRAND L.L.P.

Miami, Florida
April 14, 1997

HAYES COMPUTER SYSTEMS, INC.
BALANCE SHEET
January 31, 1997

                                     ASSETS

Current assets:
        Cash                                                          $   69,742
        Accounts receivable - trade, net of allowance for doubtful
           accounts of $30,000                                         1,268,643
        Inventory                                                        595,603
        Other current assets                                              34,826
                                                                     -----------
               Total current assets                                    1,968,814

Property and equipment, net                                              645,391
Capitalized software costs, net                                        1,409,051
                                                                     -----------
               Total assets                                           $4,023,256
                                                                     ===========


                      LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
        Accounts payable                                              $  995,348
        Accrued expenses                                                  80,727
        Revolving line of credit                                       1,339,853
        Current portion of long term debt                                197,830
        Deferred revenue                                                 308,005
                                                                     -----------
               Total current liabilities                               2,921,763

Long-term debt                                                             2,846
Subordinated note payable                                                407,959
Deferred tax liability                                                   177,000
                                                                     -----------
               Total liabilities                                       3,509,568
                                                                     -----------
Stockholder's equity:
        Common stock - $1.00 par value; 500 shares authorized,
            issued and outstanding                                           500
        Additional paid-in capital                                        11,500
        Retained earnings                                                501,688
                                                                     -----------
               Total stockholder's equity                                513,688
                                                                     -----------
               Total liabilities and stockholder's equity             $4,023,256
                                                                     ===========




   The accompanying notes are an integral part of these financial statements

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HAYES COMPUTER SYSTEMS, INC.
STATEMENT OF OPERATIONS
for the ten month period ended January 31, 1997



Net sales                                                           $ 7,111,225
                                                                    ------------
Costs and expenses:
        Cost of sales                                                 4,772,936
        Selling, general and administrative expenses                  2,571,914
                                                                    ------------

                                                                      7,344,850
                                                                    ------------

                        Operating loss                                 (233,625)

Interest expense                                                       (154,839)
                                                                    ------------

                        Net loss before income taxes                   (388,464)

Income tax benefit                                                      152,599
                                                                    ------------

                        Net loss                                    $  (235,865)
                                                                    ============



   The accompanying notes are an integral part of these financial statements

HAYES COMPUTER SYSTEMS, INC.
STATEMENT OF STOCKHOLDER'S EQUITY
for the ten month period ended January 31, 1997


                                                COMMON STOCK
                                         -------------------------      ADDITIONAL
                                         NUMBER OF                        PAID-IN           RETAINED
                                          SHARES         PAR VALUE        CAPITAL           EARNINGS           TOTAL
                                         ---------       ---------       -----------      ------------       -----------

Balances, March 31, 1996 (Unaudited)        500           $    500       $    11,500      $    737,553       $   749,553

Net loss                                      0                  0                 0          (235,865)         (235,865)
                                         ---------       ---------       -----------      ------------       -----------

Balances, January 31, 1997                  500           $    500       $    11,500      $    501,688       $   513,688
                                         =========       =========       ===========      ============       ===========





   The accompanying notes are an integral part of these financial statements

HAYES COMPUTER SYSTEMS, INC.
STATEMENT OF CASH FLOWS
for the ten month period ended January 31, 1997


Cash flows from operating activities:
   Net loss                                                         $  (235,865)
   Adjustments to reconcile net loss to net cash provided by operating activities:
       Depreciation expense                                             135,266
       Deferred tax benefit                                            (152,599)
       Other non-cash charges                                            90,000
       Changes in assets and liabilities:
           Accounts receivable                                         (784,736)
           Inventory                                                     47,815
           Other current assets                                         (13,957)
           Accounts payable                                             823,226
           Accrued expenses                                              (3,393)
           Deferred revenue                                             165,781
                                                                   ------------

               Net cash provided by operating activities                 71,538
                                                                   ------------

Cash flows from investing activities:
   Capital expenditures                                                (275,283)
   Capitalized software                                                (517,728)
                                                                   ------------

               Net cash used in investing activities                   (793,011)
                                                                   ------------
Cash flows from financing activities:
   Borrowings on revolving line of credit                             1,314,854
   Payments on revolving line of credit                                (493,732)
   Borrowings on subordinated note payable                              108,932
   Payments on subordinated note payable                                (90,606)
   Payments on long term debt                                           (79,405)
                                                                   ------------

               Net cash provided by financing activities                760,043
                                                                   ------------

Net increase in cash                                                     38,570
Cash at beginning of period (Unaudited)                                  31,172
                                                                   ------------

Cash at end of period                                               $    69,742
                                                                   ============
Supplemental disclosure of cash flow information:
   Cash paid for interest                                           $   115,374
                                                                   ============

   Cash paid for income taxes                                       $    51,758
                                                                   ============


   The accompanying notes are an integral part of these financial statements

HAYES COMPUTER SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS


1.    BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

      BUSINESS OF THE COMPANY

      The Company provides information technology services, including software development services and sale and support of products and services from manufacturers, to public and private sector organizations. In addition, the Company derives revenues from selling software packages and providing full service internet access. To date, the Company's services have been provided from it's facilities located in Florida. The Company's operations are subject to extensive and evolving statutory and regulatory framework on both the state and federal levels.

      USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      REVENUE RECOGNITION

      Revenues from services are recognized as the services are provided. Revenues from sales of software or software licenses are recognized upon delivery of the software and when economic risk of loss has passed to the customer, collection is probable and any future obligations of the Company are insignificant. Revenues from sales of computer hardware are recognized upon shipment of the hardware. Revenues from providing internet access are recognized monthly as the access is provided. Revenues for post-contract customer support (maintenance contracts) are originally deferred and then recognized over the term of the agreement.

      CASH AND CASH EQUIVALENTS

      The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

      INVENTORY

      Inventory, which consists primarily of computer equipment, is stated at the lower of cost (specific identification) or market.

      PROPERTY AND EQUIPMENT

      Property and equipment is stated at cost. Depreciation of property and equipment is calculated on the straight-line method over the estimated useful lives of the assets. The cost and accumulated depreciation for property and equipment sold, retired, or otherwise disposed of are removed from the accounts, and resulting gains or losses are reflected in income.

HAYES COMPUTER SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS, Continued


1.    BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

      CAPITALIZED SOFTWARE COSTS

      Certain computer software costs are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", and are reported at the lower of unamortized cost or net realizable value. Such costs are capitalized when they are related to a product which has achieved technological feasibility or that has an alternative future use, and are amortized on the straight-line method over two to five years. Management's estimates of net realizable value are based on expected future cash flows from the use of the related product and are subject to material change in the near term due to the inherent subjectivity of such estimates. Software development costs incurred prior to achieving technological feasibility are charged to research and development expense when incurred. Research and development expense was approximately $376,000 for the ten months ended January 31, 1997. There was no amortization of the capitalized software costs for the ten months ended January 31, 1997.

      INCOME TAXES

      The Company provides for income taxes pursuant to the provisions of SFAS No. 109, "Accounting for Income Taxes". Deferred income taxes are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are also established for the future tax benefits of loss and credit carryovers. Valuation allowances are established for deferred tax assets to reflect the amount expected, more likely than not, to be realized based on the weight of available evidence.

2.    PROPERTY AND EQUIPMENT:

      Property and equipment consists of the following at January 31, 1997:

                                                                    ESTIMATED
                                                                  USEFUL LIVES
                                                                  ------------

        Automobiles                              $    45,265        5 years
        Furniture, fixtures and equipment            203,854        5 years
        Computer Equipment                           798,995        7 years
                                                 -----------


                                                   1,048,114
        Less accumulated depreciation                402,723
                                                 -----------

        Property and equipment, net              $   645,391
                                                 ===========

HAYES COMPUTER SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS, Continued


3.    REVOLVING LINE OF CREDIT:

      The revolving line of credit agreement provides for borrowings to a maximum of $1,500,000. The amounts outstanding bear interest at the prime rate plus 2.0% (8.25% as of January 31, 1997) and mature on November 8, 1997. The accounts receivable, inventory, property and equipment of the Company are pledged as collateral for the borrowings. In addition, real estate owned by the Company's sole stockholder and the Company's common stock are also pledged as collateral. The revolving line of credit and the long-term debt is personally guaranteed by the sole stockholder of the Company.

4.    LONG-TERM DEBT:

      Long-term debt consists of the following:

        Loan agreement, bearing interest at prime plus 2%, monthly principal and interest payments of $9,787 through November 1998.
          Collateralized by all property and equipment of the Company and
          real estate owned by the stockholder of the Company.  Due on demand.   $     193,267

        Loan agreement, bearing interest at 9.0%, monthly principal and interest payments of $420 through August 1998. Collateralized
          by vehicle.                                                                   7,409
                                                                                -------------

                                                                                      200,676

        Less:  Current maturities                                                     197,830
                                                                                -------------

                                                                                $       2,846
                                                                                =============



5.    SUBORDINATED NOTE PAYABLE:

      The Company has a note payable to its sole stockholder which is subordinate to the Company's other long-term debt. The note is non-interest bearing and is due on demand.

HAYES COMPUTER SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS, Continued


6.    INCOME TAXES:

      The benefit for income taxes differs from the amount computed by applying the statutory federal income tax rate to the net loss reflected on the Statement of Operations due to the effect of state income taxes.

      The significant components of the deferred tax assets and liabilities at January 31, 1997, are as follows:

                                                         JANUARY 31, 1997
                                                  -----------------------------
                                                     ASSETS        LIABILITIES
                                                  ------------    -------------

        Software development costs                $               $   (530,000)
        Depreciation                                                   (20,000)
        Net operating loss carryforward               373,000
                                                  ------------    ------------

                                Subtotal              373,000         (550,000)
                                                  ------------    ------------

        Net deferred tax liability                                $   (177,000)
                                                                  ============




      The Company has available net operating loss carryforwards totaling approximately $980,000, for federal income tax purposes, which will expire in the year 2012. Management believes that the deferred tax asset will more likely than not be realized.

7.    COMMITMENTS AND CONTINGENCIES:

      LEASES

      The Company leases certain premises and equipment under operating leases which expire on various dates through 2002. The leases for the premises contain renewal options, and require the Company to pay such costs as property taxes, maintenance and insurance. Future minimum lease payments under noncancelable operating leases with initial or remaining lease terms in excess of one year are as follows: $297,000 in year ending January 31, 1998, $273,000 in year ending January 31, 1999, $227,000 in year ending January 31, 2000, $145,000 in year ending January 31, 2001, $109,000 in year ending January 31, 2002 and $18,000 thereafter. Total rent expense for all operating leases amounted to approximately $234,000 for the ten month period ended January 31, 1997.

HAYES COMPUTER SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS, Continued


8.    EMPLOYEE BENEFIT PLAN:

      The Company has a 401(K) plan which covers substantially all employees to which employees voluntarily contribute. The Company contributions are also voluntary and at the discretion of the Company's management. During the ten months ending January 31, 1997 the Company matched 25% of employees contributions, up to a maximum of 6% of employee eligible compensation. The Company's matching contribution to the 401 (K) plan was approximately $11,100 for the ten months ended January 31, 1997.

9.    RELATED PARTY TRANSACTIONS:

      The Company leases office space in Tallahassee, Florida, from the stockholder of the Company. Rent expense incurred for the ten months ending January 31, 1997 relating to this lease was $90,000.

10.   SUBSEQUENT EVENT:

      In April 1997 the Company and its sole stockholder (collectively the "Seller") signed a definitive agreement to sell substantially all of the Company's assets to ProxyMed, Inc., a Florida corporation, for $5,200,000 in cash and ProxyMed, Inc. common stock. The Seller may also receive an additional $2,000,000 based on the Company's operating results, as defined, over the twenty-four month period subsequent to the closing of the sale. The sale is expected to close in the second quarter of 1997, subject to various conditions, which include completion of due diligence and receipt of proper corporate authorizations and approvals.